EXHIBIT 10.19.1

FIRST AMENDMENT TO THE
MONSANTO COMPANY 2005 LONG-TERM INCENTIVE PLAN

          The Monsanto Company 2005 Long-Term Incentive Plan (the “Plan”), is hereby amended as set forth below:

          1. Section 2.20 of the Plan is hereby amended to read in its entirety as follows:

“Fair Market Value” means, with respect to any given date, the closing per-share sales price for the Shares on the New York Stock Exchange on that date, or if the Shares were not traded on the New York Stock Exchange on that date, then on the most recent preceding date on which the Shares were traded, all as reported by such source as the Committee may select.

          2. This First Amendment shall be effective with respect to all Awards granted on or after October 23, 2006.

          3. The Plan is otherwise ratified and confirmed without amendment.